Exhibit 3.1

FILED IN DUPLICATE ORIGINAL

ARTICLES OF INCORPORATION
OF
POTOMAC BANCSHARES, INC.

     The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia, adopts the following Articles of Incorporation for such corporation.

    I. The undersigned agrees to become a corporation by the name of Potomac Bancshares, Inc.

    II. The address of the corporation will be 111 East Washington Street, P.O. Box 906, in the City of Charles Town, in the County of Jefferson, and the State of West Virginia, 25414.

    III. This corporation is formed for the purpose of transacting any or all lawful business for which corporations may be incorporated under the corporation laws of the State of West Virginia.

    IV. The existence of this corporation is to be perpetual.

    V. The amount of the total authorized capital stock of said corporation shall be Five Million shares of Common Stock with a par value of One Dollar ($1.00) per share.

    VI. No shareholder or other person shall have any preemptive right whatsoever.

    VI. Provisions for the regulation of the internal affairs of the corporation are:

     The Corporation shall indemnify and reimburse each present and future director, officer, employee or agent of the Corporation against, and each such director, officer, employee or agent shall be entitled without further action on his or her part to indemnity from the Corporation for, the following:

     All expenses, including without limitation attorneys’ fees, judgments, fines, taxes and penalties and interest thereon, and if its Board of Directors determines that a settlement of any action, suit or proceeding is in the best interest of the Corporation, all amounts paid in effecting such settlement, other than amounts paid to the Corporation itself, reasonably incurred by him or her in connection with or arising out of any action, suit or proceeding in which he or she may be involved by reason of his or her being or having been a director, officer, employee or agent of the Corporation or of any other firm, corporation, association, company or organization which he or she serves or has served as a director, officer, employee or agent at the request of the Corporation; provided however, that such indemnity shall not include any expenses incurred by any director, officer, employee or agent with respect to matters as to which he or she shall be finally adjudged in any such action, suit or proceeding to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties for the Corporation. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such directors, officer, employee or agent and shall be in addition to all other rights to which such director, officer, employee or agent may be entitled as a matter of law.

     The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all directors, officers, employees and agents.

     VIII. The full name and address of the appointed person to whom notice or process may be sent is: Potomac Bancshares, Inc. (Attention: President), 111 East Washington Street, P.O. Box 906 Charles Town, West Virginia 25414.

     IX. The number of directors constituting the initial board of directors of the corporation is twelve, and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

Name	Address

John P. Burns, Jr.	Rt. 1, Box 296 Charles Town, WV 25414

Robert W. Butler	635 South Samuel Charles Town, WV 25414

Thomas C. G. Coyle	Rt. 3, Box 252 Kearneysville, WV 25430

Francis M. Frye	400 Forrest Avenue Charles Town, WV 25414

William R. Harner	141 Tuscawilla Hills Charles Town, WV 25414

E. William Johnson	869 Deer Mountain Estates Harpers Ferry, WV 25425

Charles W. LeMaster	P.O. Box 207 Shepherdstown, WV 25443

Minnie R. Mentzer	P.O. Box 84 Harpers Ferry, WV 25425

James E. Senseney	530 S. George Street Charles Town, WV 25414

John C. Skinner, Jr.	P.O. Box 133 Charles Town, WV 25414

Donald S. Smith	P.O. Box 264 Charles Town, WV 25414

G. Gary Chicchirichi	Route 1, Box 38 Charles Town, WV 25414

     X. The full name and address of the incorporator is Charles W. LeMaster, P.O. Box 207, Shepherdstown, WV 25443.

     THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, does make and file these Articles of Incorporation, and have accordingly hereto set his hand this 1st day of March, 1994.

/s/ Charles W. LeMaster

ARTICLES OF INCORPORATION PREPARED BY:

Charles D. Dunbar
Jackson & Kelly
300 W. Main Street
P.O. Box 1587
Clarksburg, WV 26302-1587

State of West Virginia,
County of Jefferson, to-wit:

     I, Deborah A. Watts , a Notary Public in and for the County and State aforesaid, hereby certify that CHARLES W. LeMASTER, whose name is signed to the foregoing Articles of Incorporation, bearing date the 1st day of March, 1994, this day appeared before me in my said County and acknowledged his signature to be the same.

     Given under my hand and official seal this 1st day of March, 1994.

     My commission expires August 30, 1999.

/s/ Deborah A. Watts
NOTARY PUBLIC

ARTICLES OF AMENDMENT
to
ARTICLES OF INCORPORATION
of
POTOMAC BANCSHARES, INC.

     Pursuant to the provisions of Section 31, Article 1, Chapter 31 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is Potomac Bancshares, Inc.

     SECOND: The following amendment to Article V of the Articles of Incorporation was adopted by the shareholders of the corporation on April 25, 1995, in the manner prescribed by Sections 107 and 147, Article 1, Chapter 31:

V.1. Vote Required for Certain Business Combinations

a) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section V.2 of this Article V:

     (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder; or

     (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

     (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

     (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

     (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote (the "Voting Stock"), voting together as a single class (it being understood that for purpose of this Article V, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article V of these Articles of Incorporation). Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. Definition of "Business Combination". The term "Business Combination" as used in this Article V shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section V.1.

V.2. When Higher Vote is Not Required

The provisions of Section V.1 of this Article V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

B. Price and Procedure Requirements. All of the following conditions shall have been met:

     (i) the aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

          (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

          (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article VI as the "Determination Date"), whichever is higher.

     (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock);

          (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

          (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

     (iii) The Consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraphs B(i) and B(ii) of this Section V.2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

     (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (b) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

     (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionate as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

     (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

V.3. Certain Definitions

     For the purpose of this Article V:

A. A "person" shall mean any individual, firm, corporation or other entity.

B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

     (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

     (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

     (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

C. A person shall be a "beneficial owner" of any Voting Stock:

     (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

     (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

     (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

D. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section V.3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section V.3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

E. "Affiliate" or "Associates" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section V.3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

G. "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board; provided, however, that all directors of the Corporation who are elected as directors at the 1995 annual meeting of shareholders of the Corporation shall be deemed to be Disinterested Directors, notwithstanding the above provisions.

H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, or the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or any system then in use, or if not listed with NASDAQ, the average bid and ask prices available from brokerage firms in Charleston, West Virginia, or if such information is not available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

I. In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraphs B(i) and (ii) of Section V.2 of this Article V shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

V.4. Powers of the Board of Directors

A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article V, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more. A majority of the directors of the Corporation shall have the further power to interpret all of the terms and provisions of this Article V.

V.5. No Effect on Fiduciary Obligations of Interested Stockholders

Nothing contained in this Article V shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

V.6. Amendment, Repeal, etc.

Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding Voting Stock entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article V.

     THIRD: The number of shares of the corporation outstanding at the time of the adoption of the foregoing amendment was 600,000; and the number of shares entitled to vote thereon was 600,000.

     FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

Number of
Class	Shares
Common Stock	600,000

     FIFTH: The number of shares voted for such amendment was 358,467; the number of shares voted against such amendment was 34,540; and the number of shares abstaining was 8,268.

     SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was:

	Number of Shares Voted
Class	For	Against	Abstain
Common Stock	358,467	34,540	8,268

     SEVENTH: The following amendment to Article IX of the Articles of Incorporation was adopted by the shareholders of the corporation on April 25, 1995, in the manner prescribed by Sections 107 and 147, Article 1, Chapter 31:

     IX.1 Board of Directors

(i) Number, election and terms. The number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1996, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

(ii) Stockholder nomination of director candidates. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

(iii) Newly created directorships and vacancies. Newly-created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence to fill a vacancy resulting from death, resignation, disqualification, removal or other cause shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor shall have been elected and qualified and directors elected in accordance with the preceding sentence by reason of an increase in the number of directors shall hold office only until the next election of directors by the shareholders and until such director's successor shall have been elected and qualified. No decrease in number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(iv) Removal. Any director may be removed from office, with or without cause, and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

(v) Amendment, repeal, etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article IX.1.

IX.2 Bylaw Amendments

The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide). Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in these Articles of Incorporation to the contrary, Article II, Sections 1 and 4, Article III, Sections 2 and 9, and Article XI of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these Articles of Incorporation to the contrary, except as otherwise provided by law for separate class votes, the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article IX.2.

     EIGHTH: The number of shares of the corporation outstanding at the time of the adoption of the foregoing amendment was 600,000; and the number of shares entitled to vote thereon was 600,000.

     NINTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

Number of
Class	Shares
Common Stock	600,000

     TENTH: The number of shares voted for such amendment was 358,811; the number of shares voted against such amendment was 34,140; and the number of shares abstaining was 8,324.

     ELEVENTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was:

	Number of Shares Voted
Class	For	Against	Abstain
Common Stock	358,811	34,140	8,324

Dated: May   15  , 1995.

POTOMAC BANCSHARES, INC.

	By	/s/ Charles W. LeMaster
Charles W. LeMaster
Its President

	And	/s/ William R. Harner
William R. Harner
Its Secretary
ABB08D09

STATE OF WEST VIRGINIA )
) ss.
COUNTY OF JEFFERSON	)

     I,        Gloria S. Wenger                                , a notary public, do hereby certify that on this   15th    day of May, 1995, personally appeared before me CHARLES W. LeMASTER, who, being by me first duly sworn, declared that he is the President of Potomac Bancshares, Inc., that he signed the foregoing document as President of the corporation, and that the statements therein contained are true.

/s/ Gloria S. Wenger
Notary Public

STATE OF WEST VIRGINIA )
) ss.
COUNTY OF JEFFERSON	)

     I,        Gloria S. Wenger                                , a notary public, do hereby certify that on this   15th    day of May, 1995, personally appeared before me WILLIAM R. HARNER, who, being by me first duly sworn, declared that he is the Secretary of Potomac Bancshares, Inc., that he signed the foregoing document as Secretary of the corporation, and that the statements therein contained are true.

/s/ Gloria S. Wenger
Notary Public